Fox Rothschild LLP
ATTORNEYS AT LAW

321 N. Clark Street, Suite 1600
Chicago, IL 60654
T: 312.517.9200 F: 312.517.9201
www.foxrothschild.com

Marc C. Smith
Direct Dial: (312) 517-9238
Email Address: MCSmith@FoxRothschild.com

November 14, 2019

VIA EMAIL erik@cbdlion.com
CBD Lion LLC
And Company Owners
ATTN: Erik Lundgren
750 Tower Road, Unit B
Mundelein, Illinois 60060

RE: Acquired Sales Corp.

Dear Mr. Lundgren:

Please be advised that we have been retained by Acquired Sales Corp. with respect to the Agreement of Plan and Merger (the "Agreement") with CBD Lion LLC and the Company Owners as defined in the Agreement. Acquired Sales Corp. has reviewed the CBD Lion profit and loss statement dated November 8, 2019, which shows declining sales in September and October and losses from operations for October, 2019. In addition to these alarming results of operations, Acquired Sales Corp. is aware of, and has considered, CBD's dependence on vaping products in the face of substantial changes in the industry, specifically relating to potential litigation involving the manufacture and sale of such products. There is no question that there have been events and conditions which, individually and in the aggregate, constitute Material Adverse Effects. By way of example, CBD Lion cannot maintain and preserve its relationships with customers, as demonstrated by the losses sustained in October. As such, the Representations and Warranties in Article III regarding the lack of a Company Material Adverse Effect cannot be given at any future closing date.

In addition to the foregoing, this letter shall notify you that Acquired Sales Corp. is immediately terminating the Agreement pursuant to Section 8.2 which allows termination by either party prior to the Effective Time. The audit was not completed by August 31, 2019 and Acquired Sales is not satisfied with the results of the audit as required pursuant to 6.2(e) of the Agreement.

As you are aware, Acquired Sales Corp. loaned CBD Lion $300,000. Pursuant to Section 5.15, the loan is to be repaid beginning December 1, 2019. In the interim, please contact me if you have any questions.

Very truly yours,

Marc C. Smith

MCS/mar
cc: Taft Stettinius & Holister LLP - jstonehill@taftlaw.com